Household Finance Corporation
Household Revolving Home Equity Loan Trust
1996-2
Revolving Home Equity Loan Asset Backed
Certificates - Series 1996-2
P & S Agreement Date:      November 1,
1996
Original Settlement Date:  November 26,
1996
Series Number of Class A-1 Certificates:
441919AK3

Original Sale Balance:
$776,373,000


                                             Sum of 1/20/98 -
                                                 12/21/98
1998 AGGREGATE PAYMENTS                     Distribution Dates

Distribution Date                             Total 1998 (1)

Class A-1 Interest Distributed                     32,024,215.16
Class A-1 Interest Pymt Factor (per 1,000)          41.248491588

Investor Principal Distribution A-1               266,045,359.13
Class A-1 Principal Pymt Factor (per               342.677242936
1,000)


(1) These amounts represent cash
distributions paid by the trust during the 1998 calendar year.
As such, they do not represent the
economic accrual of interest for tax
purposes.